Exhibit 99.1

12500 West Creek Parkway
Richmond, VA 23238
Phone (804) 484-7700
FAX (804) 484-7701

NEWS RELEASE
FOR MORE INFORMATION:

Media Contact:	Investor Contact:
Cheryl Moore	John Austin
Director, Corporate Communications	SVP and Chief Financial Officer
(804) 484-6273	(804) 484-7753
PERFORMANCE FOOD GROUP REPORTS 25% INCREASE IN
FIRST QUARTER NET EPS
•	Net EPS increased 25% versus prior year quarter to $0.20 per share diluted

•	Net earnings increased 21% versus prior year quarter to $6.9 million

•	Street sales increased approximately 9% over prior year quarter
RICHMOND, VA. (May 8, 2007) — Performance Food Group (Nasdaq/NGS:PFGC) announced results today for the first quarter ended March 31, 2007.
“We are pleased with the results of our first quarter. Our strong earnings and street sales improvements during the quarter reflect the solid progress that Performance Food Group has made in our core productivity and growth initiatives,” commented Steve Spinner, president and chief executive officer. “Our commitment to our growth strategies has positively impacted our quarterly results and will continue to build the foundation for PFG’s long-term margin growth.”
First Quarter Financial Highlights:
•	Consolidated net sales in the first quarter were approximately $1.5 billion, an increase of approximately 4%, compared to the prior year quarter. Inflation was approximately 3% for the quarter.

•	Net earnings in the first quarter amounted to approximately $6.9 million, which was an increase of 21% compared to the same quarter in the previous year.

•	Net earnings per share in the first quarter increased approximately 25% to $0.20 per share diluted, compared to $0.16 per share diluted in the prior year quarter.
“In our customized segment, net sales increased approximately 2% in the first quarter as compared to the same period in the prior year reflective of current industry trends,” added Mr. Spinner. “As we previously stated, we anticipate the rollout of additional business
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Performance Food Group Reports First Quarter Earnings

May 8, 2007
in the third and fourth quarters. As a result, we expect to incur start up costs in both the second and third quarters of this year.”
“In the broadline segment, our higher margin street sales increased approximately 9% in the quarter versus the same prior year period. Overall net sales in broadline increased approximately 5% in the first quarter compared to the same prior year period, primarily due to an increase in street sales offset by the exit of certain multi-unit business in the first quarter of 2006. We are particularly pleased with the results of our expanded broadline street sales force in continuing to improve our mix of higher margin street sales. We anticipate continued enhancements in productivity from this sales team throughout the year.”
Mr. Spinner concluded, “Performance Food Group remains committed to moving forward with our current initiatives that we believe will drive solid long-term returns for our shareholders. Our balance sheet remains exceptionally strong with virtually no debt, which excludes $130 million of interests in accounts receivable sold under an accounts receivable purchase facility. Free cash flow was approximately $8.8 million for the quarter, compared to free cash flow of approximately $1.4 million in the prior year quarter. As previously disclosed, we do expect net earnings per share for the second quarter of 2007 to be relatively flat and in the range of $0.32 to $0.36 per share diluted, based on the current economic environment, current business trends, and a strong second quarter of 2006. Net earnings for the full year are anticipated to be in the range of $1.34 to $1.42 per share diluted.”
Performance Food Group markets and distributes more than 68,000 national and private label food and food-related products to over 41,000 restaurants, hotels, cafeterias, schools, healthcare facilities and other institutions. For more information on Performance Food Group, visit www.pfgc.com.
          Certain statements made herein are forward-looking statements under the Private Securities Litigation Reform Act of 1995. These statements involve risks and uncertainties and are based on current expectations and management’s estimates; actual results may differ materially. The risks and uncertainties which could impact these statements include, but are not limited to, general economic conditions, including consumer spending trends; the Company’s ability to achieve projected operational efficiencies and increase sales, particularly higher margin street sales; the Company’s ability to add new customers, particularly in its customized segment; the relatively low margins and economic sensitivity of the foodservice business; the Company’s reliance on major customers; the ability to identify and successfully complete acquisitions of other foodservice distributors; the Company’s ability to successfully develop, produce and market new products and management of the Company’s planned growth, all as detailed from time to time in the reports filed by the Company with the Securities and Exchange Commission.
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Performance Food Group Reports First Quarter Earnings

May 8, 2007
Performance Food Group Company
Condensed Consolidated Income Statements (Unaudited)
March 31, 2007
(In thousands, except net earnings per common share)

	Three Months Ended
	March 31, 2007		April 1, 2006

Net sales	$1,529,744	100.0%	$1,469,493	100.0%
Cost of goods sold	1,334,338	87.2%	1,282,239	87.3%

Gross profit	195,406	12.8%	187,254	12.7%
Operating expenses	182,560	12.0%	176,532	12.0%

Operating profit	12,846	0.8%	10,722	0.7%

Other expense:
Interest income	843		472
Interest expense	(575)		(354)
Loss on sale of receivables	(1,826)		(1,637)
Other, net	20		87

Other expense, net	(1,538)	-0.1%	(1,432)	-0.1%

Earnings before income taxes from continuing operations	11,308	0.7%	9,290	0.6%
Income taxes	4,435	0.3%	3,616	0.2%

Earnings from continuing operations, net of tax	6,873	0.4%	5,674	0.4%
Gain (loss) from discontinued operations, net of tax	52		(32)

Net earnings	$6,925	0.5%	$5,642	0.4%

Weighted average common shares outstanding:
Basic	34,534		34,404
Diluted	34,907		34,919

Earnings per common share:
Basic net earnings per common share:
Continuing operations	$0.20		$0.16
Discontinued operations	—		—

Net earnings	$0.20		$0.16

Diluted net earnings per common share:
Continuing operations	$0.20		$0.16
Discontinued operations	—		—

Net earnings	$0.20		$0.16

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Performance Food Group Reports First Quarter Earnings

May 8, 2007
Performance Food Group Company
Condensed Consolidated Balance Sheets (Unaudited)
March 31, 2007
(In thousands)

Assets	March 31, 2007	Dec. 30, 2006
Cash and cash equivalents	$125,728	$75,087
Accounts and notes receivable, net, including retained interest in securitized receivables	215,516	226,058
Inventories	317,716	308,901
Other current assets	37,120	35,419

Total current assets	696,080	645,465

Property, plant and equipment, net	276,809	291,947
Goodwill, net	356,509	356,509
Other intangible assets, net	46,679	47,575
Other assets	18,510	18,279

Total assets	$1,394,587	$1,359,775

Liabilities and Shareholders’ Equity
Checks in excess of deposits	$90,067	$88,023
Trade accounts payable	290,816	269,590
Current installments of long-term debt	60	583
Other current liabilities	147,975	146,524

Total current liabilities	528,918	504,720

Long-term debt, excluding current installments	9,577	11,664
Deferred income taxes	49,731	48,582
Shareholders’ equity	806,361	794,809

Total liabilities and shareholders’ equity	$1,394,587	$1,359,775

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Performance Food Group Reports First Quarter Earnings

May 8, 2007
Performance Food Group Company
2007 Compared to 2006
1st Quarter
Segment Disclosure

			Corporate &	Total Continuing
2007	Broadline	Customized	Intersegment	Operations

First Quarter
Net external sales	$915,651	$614,093	$—	$1,529,744
Intersegment sales	311	50	(361)	—
Total sales	915,962	614,143	(361)	1,529,744
Operating profit	11,539	8,378	(7,071)	12,846
Operating profit margin	1.26%	1.36%	—	0.84%
Interest expense (income)	907	1,275	(1,607)	575
Loss (gain) on sale of receivables	2,890	931	(1,995)	1,826
Depreciation	4,981	1,622	68	6,671
Amortization	814	—	—	814
Capital expenditures	4,171	2,778	27	6,976

			Corporate &	Total Continuing
2006	Broadline	Customized	Intersegment	Operations

First Quarter
Net external sales	$868,486	$601,007	$—	$1,469,493
Intersegment sales	168	67	(235)	—
Total sales	868,654	601,074	(235)	1,469,493
Operating profit	10,203	7,873	(7,354)	10,722
Operating profit margin	1.17%	1.31%	—	0.73%
Interest expense (income)	5,043	1,388	(6,077)	354
Loss (gain) on sale of receivables	2,557	824	(1,744)	1,637
Depreciation	4,352	1,570	80	6,002
Amortization	861	—	—	861
Capital expenditures	11,059	936	46	12,041
Total assets by reportable segment and a reconciliation to the condensed consolidated balance sheets were as follows:

	Mar. 31, 2007	Dec. 30, 2006

Broadline	$891,957	$901,752
Customized	252,765	261,975
Corporate & Intersegment	249,865	196,048

Total Assets	$1,394,587	$1,359,775

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Performance Food Group Reports First Quarter Earnings

May 8, 2007
Performance Food Group Company
Non-GAAP Reconciliations
Free Cash Flow

	Q1 2007	Q1 2006

Net income from continuing operations	$6,873	$5,674
Add back:
Stock compensation expense	1,373	851
Amortization expense	814	861
Amortization of deferred issue costs	82	78
Depreciation expense	6,671	6,002
Subtract:
Capital expenditures	(6,976)	(12,041)

Free Cash Flow	$8,837	$1,425

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